Exhibit 99.1

FOR IMMEDIATE PUBLICATION

Vistra Completes Energy Harbor Acquisition

Combination creates leading integrated zero-carbon generation and retail electricity platform

IRVING, Texas — March 1, 2024 — Today, Vistra (NYSE: VST) announced that it has completed the acquisition of Energy Harbor Corp., growing its leading integrated zero-carbon generation and retail electricity business with the addition of approximately 4,000 megawatts of 24/7 nuclear generation and approximately 1 million additional retail customers. The transaction closing follows receipt of all required regulatory approvals.

“Today’s closing represents our commitment to leading a responsible transformation of the country’s energy supply to greener energy sources through the expansion of our zero-carbon generation portfolio while continuing to prioritize reliable and affordable electricity for the customers we serve. We now own the second-largest competitive nuclear fleet in the U.S., complementing our existing reliable, flexible, and dispatchable generation assets and our leading retail business,” said Jim Burke, Vistra president and chief executive officer.

“We remain focused on advancing our four strategic priorities of reliably serving our customers and communities through our integrated wholesale and retail business, consistently returning capital to our shareholders, maintaining our balance sheet strength, and supporting the clean-energy expansion. This integration is the next chapter in Vistra’s proud 140-year legacy of powering America, its people, and the economy, and it aligns squarely with our strategic priorities as we work toward a cleaner energy future while maintaining the strength and resilience of our nation’s electric grids.”

Burke continued, “We are excited to welcome our new colleagues, expand into new Ohio and Pennsylvania communities, and serve our customers’ growing energy needs.”

The addition of Energy Harbor meaningfully scales Vistra’s existing business. With the transaction complete, Vistra:

•	brings its products and services to market in 20 states and the District of Columbia, including all major competitive wholesale power markets in the U.S.

•	is the largest competitive power generator in the country, operating ~41,000 megawatts of installed generation capacity, including

•	four nuclear generation facilities totaling more than 6,400 MW across ERCOT and PJM markets, generating enough zero-carbon baseload electricity to power 3.2 million U.S. homes

•	the second-largest energy storage capacity in the country at ~1,020 MW, including one of the world’s largest battery energy storage facilities

•	a growing portfolio of solar assets, including ~340 MW already online

Vistra Press Release

•	through its many retail brands, serves approximately 5 million residential, business, and commercial/industrial customers

•

combines its nuclear fleet with its retail business and its operating renewable and energy storage projects in a subsidiary called Vistra Vision, which will continue to be operated on an integrated basis with the company’s dispatchable and reliable fossil fleet in Vistra Tradition– a portfolio backed by more than 20,000 MW of highly efficient natural gas generation capacity

•	employs about 6,800 people across the country

The combined company’s headquarters will be in Irving, Texas, with regional offices in Houston; Akron, Cincinnati, and Columbus, Ohio; King of Prussia, Pennsylvania; and Collinsville and Oak Brook, Illinois.

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Analysts

Eric Micek

Investor@vistracorp.com

214-812-0046

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company that provides essential resources to customers, businesses, and communities from California to Maine. Based in Irving, Texas, Vistra is a leader in the energy transformation with an unyielding focus on reliability, affordability, and sustainability. The company safely operates a reliable, efficient, power generation fleet of natural gas, nuclear, coal, solar, and battery energy storage facilities while taking an innovative, customer-centric approach to its retail business. Learn more at vistracorp.com.